Audiovox Fulfills Nasdaq Listing Requirements; "E" To Be Removed
                              From Stock Symbol

Hauppauge, NY -- April 5, 2005 -- Audiovox Corporation (NASDAQ: VOXXE), today announced that it has received notification from Nasdaq that as a result of its Form 10-K filing on March 31, 2004, it is now in compliance with Nasdaq listing requirements and the pending hearing has therefore been cancelled. As such, the fifth character "E" will be removed from the Company's trading symbol effective at the market open on April 6, 2005.

Audiovox Corporation is a leading international supplier and value added service provider in the consumer electronics industry. The Company conducts its business through subsidiaries and markets, mobile and consumer electronics products both domestically and internationally under several of its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to a wide variety of customers, through several distinct distribution channels. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended November 30, 2004.

Investor Relations Contact:
Glenn Wiener
GW Communications
(212) 786-6011 or gwiener@GWCco.com




                                EXHIBIT 99.1